Exhibit 99.1

Eagle Bancorp Montana Earnings Increase 61% to $658,000 in Third Fiscal Quarter; Declares Regular Quarterly Cash Dividend

HELENA, Mont.--(BUSINESS WIRE)--April 24, 2012--Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of American Federal Savings Bank, today reported its earnings increased 61% to $658,000, or $0.17 per diluted share, in the third fiscal quarter ended March 31, 2012, compared to $408,000, or $0.10 per diluted share, in the third quarter a year ago. In the quarter ended December 31, 2011 it earned $487,000, or $0.12 per diluted share. In the first nine months of fiscal 2012 Eagle earned $1.6 million, or $0.40 per diluted share, compared to $1.9 million, or $0.49 per diluted share, in the like period a year ago.

The Company also announced its board of directors has declared a regular quarterly cash dividend of $0.07125 per share payable May 25, 2012 to shareholders of record on May 4, 2012.

“With strong capital, improving asset quality and continued profitability, we have invested in our infrastructure to position Eagle for the future,” said Pete Johnson, President and Chief Executive Officer. “Our initiatives remain focused on strengthening our balance sheet, increasing liquidity and building our capital base. We also want to increase lending whenever we have credit worthy opportunities. At this time we are exploring all growth opportunities, both organic and through acquisition, in our markets and surrounding areas.”

Third Quarter Fiscal 2012 Highlights

  Eagle earned $658,000 or $0.17 per diluted share, in the third quarter of fiscal 2012 compared to $487,000, or $0.12 per diluted share in the preceding quarter and $408,000, or $0.10 per diluted share in the third quarter of fiscal 2011.
  Net interest margin was 3.73% in the third quarter, compared to 3.81% in the preceding quarter and 3.71% in the third quarter a year ago.
  Nonperforming assets were $5.4 million, or 1.62% of total assets at quarter-end, compared to $5.6 million, or 1.69% of total assets three months earlier and $3.7 million, or 1.09% of total assets a year ago.
  Nonperforming loans totaled $3.5 million, or 1.95% of total loans at December 31, 2011 compared to $3.6 million, or 1.95% of total loans three months earlier and $2.3 million, or 1.24% of total loans a year earlier.
  Total deposits increased 4.50% year-over-year to $220.2 million.
  Commercial real estate loans increased 3.44% year-over-year to $65.8 million and now comprise 36.8% of the total loan portfolio. Of the $65.8 million, $21.8 million, or 31%, have a federal agency guarantee.
  Capital ratios remain strong with a Tier 1 leverage ratio of 16.86%.
  Declared regular quarterly cash dividend of $0.07125 per share.

Balance Sheet Results

“The total loan portfolio contracted slightly compared to a year ago, due to soft loan demand and loan payoffs,” said Johnson. “However, commercial and industrial loans increased, which is an area that we are placing the most emphasis on growing.” Total loans declined 4.55% to $179.0 million at March 31, 2012 compared to $187.5 million at March 31, 2011. Commercial real estate loans increased 3.4% to $65.8 million compared to $63.6 million a year earlier, while residential mortgage loans decreased 11.5% to $63.2 million compared to $71.4 million a year earlier. Commercial and industrial loans increased 41.1% to $15.0 million and home equity loans decreased 14.6% to $24.3 million compared to a year ago.

“Our deposit base continues to be generated from our home market of greater Western Montana and includes a strong mix of individual and business accounts,” said Johnson. Total deposits increased 4.50% to $220.2 million at the end of March compared to $210.7 million a year ago. Checking and money market accounts represent 44.8% of total deposits, savings accounts represent 18.4% of total deposits, and CDs comprise 36.8% of the total deposit portfolio at March 31, 2012.

Assets totaled $332.2 million at March 31, 2012, compared to $334.6 million a year earlier. Shareholders’ equity was $53.5 million at March 31, 2012, compared to $53.0 million a year ago and the book value increased 6.2% to $13.78 per share at March 31, 2012, compared to $12.97 per share a year ago.

Credit Quality

“Eagle’s credit quality metrics continued to improve, with nonperforming loans, nonperforming asset levels and net charge offs all decreasing during the quarter,” said Clint Morrison, SVP and CFO. “The overall trend in credit quality has stabilized, with minimal problem credits added to the nonaccrual portfolio during the quarter.”

Nonperforming loans (NPLs) were $3.5 million, or 1.95% of total loans at March 31, 2012, compared to $3.6 million, or 1.95% of total loans, three months earlier, and $2.3 million, or 1.24% of total loans, a year ago. Other real estate owned (OREO) and other repossessed assets totaled $1.9 million at March 31, 2012 compared to $2.0 million three months earlier and $1.3 million a year earlier. “We took $165,000 in provisions for valuation losses for OREO during the quarter, compared to no provision for valuation losses in the preceding quarter,” said Morrison. “We are working diligently to sell these properties as quickly as possible but realize that it will take time.”

Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, totaled $5.4 million, or 1.62% of total assets, at March 31, 2012, compared to $5.6 million, or 1.69% of total assets in the preceding quarter, and $3.7 million, or 1.09% of total assets, a year ago.

Because of the improving credit metrics, Eagle reduced its first quarter provision for loan losses to$258,000, and recorded net charge-offs of $63,000. The provision for loan losses was $325,000 in the preceding quarter and $276,000 in the third quarter a year ago. For the first nine months of fiscal 2012 the provision for loan losses totaled $841,000 compared to $793,000 for the first nine months of fiscal 2011. The allowance for loan losses now stands at $1.70 million, or 0.95% of total loans at March 31, 2012, compared to $1.50 million, or 0.82% of total loans at December 31, 2011, and $1.65 million, or 0.88% of total loans a year ago.

Operating Results

“The net interest margin contracted from the prior quarter due to higher balances in federal funds, which were only earning between 10 and 25 basis points,” said Morrison. “Also notable for the quarter was a significant increase in non-interest bearing checking accounts.” The net interest margin was 3.73% in the third quarter, compared to 3.81% in the preceding quarter and 3.71% in the third quarter a year ago. Funding costs for the third quarter of fiscal 2012 decreased eight basis points compared to the previous quarter and asset yields decreased 15 basis points compared to the previous quarter. In the first nine months of fiscal 2012 the net interest margin improved 12 basis points to 3.73% compared to 3.61% in the first nine months a year ago.

Net interest income before the provision for loan loss was $2.76 million in the third quarter of fiscal 2012, compared to $2.83 million in the preceding quarter and $2.80 million in the third quarter a year ago. In the first nine months of the year, the net interest income before the provision for loan loss increased 3.10% to $8.35 million, compared to $8.10 million in the same period a year earlier.

Third quarter noninterest income increased 38.1% to $1.30 million, compared to $944,000 in the third quarter a year ago. In the second quarter of fiscal 2012 noninterest income was $1.08 million. In the first nine months of fiscal 2012 noninterest income was $2.95 million compared to $3.83 million in the first nine months a year ago.

Largely due to increased mortgage refinance activity recently resulting from the low interest rate environment, Eagle’s third quarter net gain on the sale of loans increased to $522,000 compared to $403,000 in the preceding quarter and $333,000 in the third quarter a year ago. However, for the first nine months of fiscal 2012 the net gain on the sale of loans decreased 40.8% to $1.16 million, compared to $1.96 million in the same period a year earlier when mortgage loan activity was at its peak.

In the third quarter of fiscal 2012 noninterest expense was $2.91 million, compared to $2.88 million in the preceding quarter and $2.86 million in the third quarter a year ago. In the first nine months of fiscal 2012 noninterest expense was $8.24 million compared to $8.37 million in the first nine months of fiscal 2011. “Consulting fees were down compared to the immediate prior quarter, but we expect this expense to fluctuate as we continue to proactively pursue possible merger and acquisition activities,” added Johnson. Consulting fees were $55,000 during the third quarter of fiscal 2012 compared to $308,000 in the preceding quarter and $36,000 in the third quarter a year ago. In the first nine months of fiscal 2012 consulting fees were $450,000 compared to $94,000 in the same period a year earlier.

Eagle’s third quarter return on average equity (ROAE) was 4.88% compared to 3.65% in the preceding quarter and 3.08% in the third quarter a year ago. Return on average assets (ROAA) was 0.80% in the third quarter compared to 0.59% in the preceding quarter and 0.49% in the third quarter a year ago. In the first nine months of fiscal 2012, Eagle’s ROAE was 3.92% compared to 4.79% in the first nine months of fiscal 2011. Eagle’s nine month ROAA was 0.63% compared to 0.78% in the first nine months of fiscal 2011.

Stock Repurchase Program

During the last twelve months, Eagle has purchased 204,156 shares of its common stock on the open market under the Repurchase Plan, which was previously announced in April 2011. Under the plan there are no shares remaining to be purchased. Eagle Bancorp Montana’s Board of Directors may authorize a new Repurchase Plan in the future based on market conditions and other corporate considerations.

Capital Management

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 16.86% at March 31, 2012.

About the Company

Eagle Bancorp Montana, Inc. is the stock holding company of American Federal Savings Bank. American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle Bancorp Montana, Inc. commenced operations on April 5, 2010 following the conversion of Eagle Financial MHC and the sale of Eagle Bancorp Montana, Inc. stock. Eagle's common stock trades on the NASDAQ Global Market under the symbol "EBMT."

Forward Looking Statements –

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	March 31,
	2012	2011	2011

Assets:
Cash and due from banks	$3,889	$5,641	$2,134
Interest-bearing deposits with banks	6,714	692	6,982
Federal funds sold	5,001	2,200	4,951
Total cash and cash equivalents	15,604	8,533	14,067
Securities available-for-sale, at market value	94,019	97,678	101,702
FHLB stock, at cost	2,003	2,003	2,003
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	11,885	9,397	926
Loans:
Residential mortgage (1-4 family)	63,225	64,963	71,420
Commercial loans	15,014	12,461	10,640
Commercial real estate	65,820	68,170	63,630
Construction loans	1,935	3,572	4,799
Consumer loans	8,798	9,107	8,725
Home equity	24,336	25,912	28,493
Unearned loan fees	(145)	(150)	(191)
Total loans	178,983	184,035	187,516
Allowance for loan losses	(1,700)	(1,500)	(1,650)
Net loans	177,283	182,535	185,866
Accrued interest and dividends receivable	1,451	1,484	1,574
Mortgage servicing rights, net	2,135	2,121	2,173
Premises and equipment, net	15,700	15,837	15,993
Cash surrender value of life insurance	9,101	9,031	6,849
Real estate and other assets acquired in settlement of loans, net of allowance for losses	1,872	2,017	1,321
Other assets	960	1,082	1,973
Total assets	$332,168	$331,873	$334,602

Liabilities:
Deposit accounts:
Noninterest bearing	24,353	23,337	19,843
Interest bearing	195,801	191,824	190,833
Total deposits	220,154	215,161	210,676
Accrued expense and other liabilities	4,652	4,570	2,875
Federal funds purchased	-	-	-
FHLB advances and other borrowings	48,746	53,796	62,946
Subordinated debentures	5,155	5,155	5,155
Total liabilities	278,707	278,682	281,652

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized, none issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,878,971; 3,878,971; and 4,083,127 outstanding at March 31, 2012, December 31, 2011 and March 31, 2011, respectively	41	41	41
Additional paid-in capital	22,111	22,112	22,103
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,598)	(1,639)	(1,764)
Treasury stock, at cost (204,156; 204,156; and 0 shares at March 31, 2012, December 31, 2011, and March 31, 2011, respectively)	(2,210)	(2,210)	-
Retained earnings	32,661	32,278	31,722
Accumulated other comprehensive gain	2,456	2,609	848
Total shareholders' equity	53,461	53,191	52,950
Total liabilities and shareholders' equity	$332,168	$331,873	$334,602

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	March 31	December 31	March 31	March 31	March 31
	2012	2011	2011	2012	2011
Interest and dividend Income:
Interest and fees on loans	$2,744	$2,830	$2,877	$8,349	$8,494
Securities available-for-sale	778	827	890	2,477	2,754
Interest on deposits with banks	4	3	6	13	15
Total interest and dividend income	3,526	3,660	3,773	10,839	11,263
Interest Expense:
Interest expense on deposits	260	273	326	822	1,090
Advances and other borrowings	481	532	626	1,596	1,909
Subordinated debentures	25	23	22	70	164
Total interest expense	766	828	974	2,488	3,163
Net interest income	2,760	2,832	2,799	8,351	8,100
Provision for loan losses	258	325	276	841	793
Net interest income after provision for loan losses	2,502	2,507	2,523	7,510	7,307

Noninterest income:
Service charges on deposit accounts	141	180	156	511	553
Net gain on sale of loans	522	403	333	1,161	1,962
Mortgage loan servicing fees	214	224	215	666	603
Net gain on sale of available-for-sale securities	115	109	-	281	-
Net loss on sale of OREO	(12)	-	(2)	(12)	(2)
Net gain (loss) on fair value hedge-FASB ASC 815	94	(44)	39	(280)	237
Other income	230	203	203	621	485
Total noninterest income	1,304	1,075	944	2,948	3,838

Noninterest expense:
Salaries and employee benefits	1,367	1,203	1,322	3,737	3,740
Occupancy and equipment expense	350	339	342	1,032	1,005
Data processing	170	135	213	456	458
Advertising	92	131	127	354	374
Amortization of mortgage servicing fees	201	174	334	468	1,033
Federal insurance premiums	51	56	66	137	193
Postage	23	38	26	86	96
Legal, accounting and examination fees	71	120	67	263	276
Consulting fees	55	308	36	450	94
Provision for valuation loss on OREO	165	-	-	165	62
Other	361	376	330	1,093	1,039
Total noninterest expense	2,906	2,880	2,863	8,241	8,370

Income before provision for income taxes	900	702	604	2,217	2,775
Provision for income taxes	242	215	196	644	847
Net income	$658	$487	$408	$1,573	$1,928

Basic earnings per share	$0.18	$0.13	$0.10	$0.42	$0.49
Diluted Earnings per share	$0.17	$0.12	$0.10	$0.40	$0.49

Weighted average shares outstanding (basic EPS)	3,716,480	3,723,268	3,904,017	3,726,453	3,899,808

Weighted average shares outstanding (diluted EPS)	3,920,636	3,916,496	3,904,017	3,916,486	3,899,808

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	March 31,	December 31,	March 31,
	2012	2011	2011
Asset Quality:
Nonaccrual loans	$3,286	$3,460	$2,331
Loans 90 days past due	-	-	-
Restructured loans, net	213	123	-
Total nonperforming loans	3,499	3,583	2,331
Other real estate owned and other repossessed assets, net	1,872	2,017	1,321
Total nonperforming assets	$5,371	$5,600	$3,652
Nonperforming loans / portfolio loans	1.95%	1.95%	1.24%
Nonperforming assets / assets	1.62%	1.69%	1.09%
Allowance for loan losses / portfolio loans	0.95%	0.82%	0.88%
Allowance / nonperforming loans	48.59%	41.86%	70.79%
Gross loan charge-offs for the quarter	$63	$378	$28
Gross loan recoveries for the quarter	$5	$3	$-
Net loan charge-offs for the quarter	$58	$375	$28

Capital Data (At quarter end):
Book value per share	$13.78	$13.71	$12.97
Shares outstanding	3,878,971	3,878,971	4,083,127

Profitability Ratios (For the quarter):
Efficiency ratio*	69.12%	71.12%	73.64%
Return on average assets	0.80%	0.59%	0.49%
Return on average equity	4.88%	3.65%	3.08%
Net interest margin	3.73%	3.81%	3.71%

Profitability Ratios (Year-to-date):
Efficiency ratio *	70.29%	70.95%	67.53%
Return on average assets	0.63%	0.55%	0.78%
Return on average equity	3.92%	3.44%	4.79%
Net interest margin	3.73%	3.73%	3.61%

Other Information
Average total assets for the quarter	$330,072	$331,928	$333,196
Average total assets for the nine months	$332,175	n/a	$330,826
Average earning assets for the quarter	$295,643	$297,738	$301,696
Average earning assets for the nine months	$298,336	n/a	$299,446
Average loans for the quarter **	$190,561	$191,729	$188,846
Average loans for the nine months **	$189,978	n/a	$184,093
Average equity for the quarter	$53,893	$53,431	$53,053
Average equity for the nine months	$53,479	n/a	$53,628
Average deposits for the quarter	$192,296	$190,738	$186,954
Average deposits for the nine months	$191,527	n/a	$184,987

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale

CONTACT:
Eagle Bancorp Montana, Inc.
Peter J. Johnson, 406-457-4006
President and CEO
or
Clint J. Morrison, 406-457-4007
SVP and CFO